Exhibit 10.3

AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

$9,000,000	October 17, 2017

This AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE (this “Note”) is dated as of the date written above and is made by APOLLO MEDICAL HOLDINGS, INC., a Delaware corporation ("AMH"), in favor and for the benefit of NETWORK MEDICAL MANAGEMENT, INC., a California corporation ("NMM"), with reference to the following recitals:

Recitals:

A.           AMH, Apollo Acquisition Corp., a California corporation and wholly owned subsidiary of AMH (“Merger Sub”), NMM and Kenneth Sim, M.D. as the Shareholders’ Representative, have entered into an Agreement and Plan of Merger dated December 21, 2016 (as amended, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into NMM, with NMM continuing as the surviving corporation, upon the terms and subject to the conditions set forth therein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

B.           Pursuant to Section 3.14 of the Merger Agreement, NMM extended a working capital loan to AMH, as evidenced by that certain Promissory Note dated January 3, 2017, in the original principal amount of $5 million (the “Original Note”).

C.           Due to AMH’s working capital needs, AMH has requested NMM, and NMM has agreed, to increase such working capital loan by an additional principal amount of $4 million, which when added to the $5 million principal amount evidenced by the Original Note, comprises the aggregate principal amount evidenced by this Note. Upon its execution, (i) this Note shall amend, restate and replace the Original Note, which shall thereupon be canceled, and (ii) the entire outstanding principal balance of the Original Note, all accrued and unpaid interest thereon, and all other applicable fees, costs and charges, if any, shall be rolled into and become payable pursuant to the terms of this Note.

D.           For the avoidance of doubt, it is acknowledged that the principal amount of $5 million has already been disbursed by NMM to AMH under the Original Note, and that only the remaining undisbursed principal balance of this Note (i.e., $4 million) will be disbursed to AMH under this Note.

NOW, THEREFORE, for full and adequate consideration and value given to AMH by NMM, the receipt and sufficiency of which are hereby acknowledged, AMH and NMM hereby covenants and agrees as follows:

1.            Incorporation of Recitals. All of the Recitals set forth above are hereby incorporated by this reference into, and shall be deemed to be a part of, this Note.

2.            Obligation to Pay. AMH hereby promises to pay to the order of NMM, at 1668 South Garfield, Third Floor, Alhambra, California 91801, or at such other address as NMM may from time-to-time designate in writing, the principal sum of Nine Million Dollars ($9,000,000) (sometimes referred to herein as the “Convertible Loan Amount”), plus interest on the unpaid principal thereof from time-to-time outstanding, accruing from and after the date hereof, at a rate which is at all times equal to the "Prime Rate" plus one percent (1%). As used herein, the "Prime Rate" shall mean the prime rate of interest for commercial customers, as publicly or privately announced from time to time by Bank of America. Any change in the Prime Rate that is made during any month during the term of this Note shall be reflected in the interest charged under this Note on the first day of the month immediately following the date of such change. All payments of principal and/or interest hereon shall be payable in lawful money of the United States of America and in immediately available funds. Interest hereon shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

3.            Accretion of Alliance Apex Loan. Reference is made to (i) a certain Convertible Promissory Note dated March 30, 2017 (the “Alliance Apex Note”), evidencing a loan made by Alliance Apex LLC, a California limited liability company (“Alliance Apex”), to AMH in the original principal amount of Four Million Nine Hundred Ninety Thousand Dollars ($4,990,000) (the “Alliance Apex Loan Amount”); and (ii) a certain Guaranty dated March 30, 2017, executed by NMM (the “NMM Guaranty”), pursuant to which NMM guaranteed to Alliance Apex the repayment in full of all amounts due and payable under the Alliance Apex Note. In the event AMH fails to repay the Alliance Apex Note in full when due (the “Alliance Apex Note Due Date”), NMM acknowledges, agrees and undertakes (regardless of whether demand has been made under the NMM Guaranty by Alliance Apex) to pay to Alliance Apex all amounts owed by AMH to Alliance Apex under the Alliance Apex Note or enter into another agreement with Alliance Apex, in either case such that the Alliance Apex Note shall be cancelled and ApolloMed shall have no further obligation thereunder as of such Alliance Apex Note Due Date. Upon NMM’s payment to Alliance Apex or entering into another agreement with Alliance Apex as set forth above, (i) the Convertible Loan Amount under this Note shall be increased to Thirteen Million Nine Hundred Ninety Thousand Dollars ($13,990,000) in the aggregate, and all references in this Note to the Convertible Loan Amount shall mean that increased amount; and (ii) the entire outstanding principal balance of the Alliance Apex Note, all accrued and unpaid interest thereon, and all other applicable fees, costs and charges under the Alliance Apex Note, if any, shall be evidenced by, and become payable on the “Maturity Date” (defined below) or earlier pursuant to the terms of, this Note.

4.             Payments. Principal and interest shall be due and payable, without offset or deduction, on the dates and in the manner set forth below:

a.           Principal. Unless converted pursuant to the terms hereof, the entire outstanding principal amount under this Note shall be due and payable in full on the Maturity Date.

b.         Interest. AMH shall pay to NMM successive quarterly installments comprising all accrued and unpaid interest on the principal balance hereof from time-to-time outstanding at the Prime Rate plus one percent (1%), commencing on the first day of the first month immediately following the execution of this Note, and continuing on the same day of each third (3rd) succeeding month thereafter until the Maturity Date.

c.           Maturity Date. The "Maturity Date" shall mean the date that is the earlier of (i) March 31, 2019; or (ii) the date that is twelve (12) months after the date the Merger Agreement is terminated for any reason pursuant to the terms thereof, at which time (but subject to the exercise of the NMM Conversion Option below), all of the following, without duplication, shall be due and payable in full (collectively, the “Payoff Amount”): (A) the entire principal balance hereof, all accrued interest thereon, and all other applicable fees, costs and charges hereunder, if any, plus (B) all accrued interest under the Original Note up to and including the date of cancellation thereof, and all other applicable fees, costs and charges thereunder, if any (collectively, the “Original Note Pre-Cancellation Accrued Interest and Costs”), plus (C) all accrued interest under the Alliance Apex Note up to and including the date of cancellation thereof, and all other applicable fees, costs and charges thereunder, if any (collectively, the “Alliance Apex Note Pre-Cancellation Accrued Interest and Costs”).

d.           All payments shall be in lawful money of the United States payable to NMM at its address set forth above, or at such other place as NMM may designate from time-to-time in writing.

5.             Conversion.

a.           Notwithstanding anything to the contrary set forth in this Note, by written notice (the “Conversion Notice”) delivered by NMM to AMH within ten (10) business days prior to the Maturity Date (the “Conversion Notice Period”), NMM shall have the right (but not the obligation) in its sole discretion to convert (the “NMM Conversion Option”) the Convertible Loan Amount into shares of AMH’s common stock (the “Common Stock”), at a conversion price of Ten Dollars and No Cents ($10.00) per share, subject to adjustment for stock splits, stock dividends, reclassifications and other similar recapitalization transactions that occur after the date of this Note (the “Conversion”). If exercised by NMM, the Conversion shall occur on the Maturity Date.

b.           For the avoidance of doubt, (i) notwithstanding the Conversion of the Convertible Loan Amount as set forth herein, all accrued and unpaid interest under this Note, and all other applicable fees, costs and charges hereunder, if any, plus without duplication (A) the Original Note Pre-Cancellation Accrued Interest and Costs, plus (B) the Alliance Apex Note Pre-Cancellation Accrued Interest and Costs, shall in all events be due and payable in full on the Maturity Date; and (ii) if NMM has not exercised the NMM Conversion Option as set forth herein, then the Payoff Amount shall immediately be due and payable in full by AMH to NMM on the Maturity Date.

6.             No Prepayments. The indebtedness evidenced by this Note may not be prepaid in whole or in part at any time.

7.             Events of Default. Each of the following events shall constitute an event of default hereunder ("Event of Default"):

a.           AMH shall fail to pay an installment of interest or principal on this Note on or before the 10th day after written notice of AMH's failure to pay is provided by NMM to AMH;

b.           If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), AMH shall (i) commence a voluntary case or proceeding, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official, (iv) make an assignment of the benefit of its creditors, or (v) admit in writing its inability to pay its debts as they become due; and/or

c.           If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against AMH in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for AMH or substantially all of AMH's properties, or (iii) orders the liquidation of AMH, and in each case the order of decree is not dismissed within 180 days.

8.             Acceleration. At the option of NMM, the Payoff Amount shall become immediately due and payable upon the occurrence of any Event of Default, in which event, NMM may at its option declare the Payoff Amount to be immediately due and payable in cash, and NMM may proceed to exercise any rights or remedies that it may have under this Note or such other rights and remedies which NMM may have at law, equity or otherwise. For the avoidance of doubt, notwithstanding anything to the contrary in this Note, the parties hereby acknowledge and agree that in no event prior to Closing (or earlier termination of the Merger Agreement in accordance with the terms thereof) shall NMM take any action to cause a dividend or distribution of or take any other action with respect to this Note.

9.             Costs of Collection. In the event of any default hereunder, in addition to principal, interest and late charges, NMM shall be entitled to collect all costs of collection, including but not limited to, reasonable attorneys’ fees incurred in connection with any of NMM’s reasonable collection efforts, whether or not suit on this Note is filed, and any and all such costs and expenses shall be payable on demand.

10.            No Waiver. No failure on the part of NMM or other holder hereof to exercise any right or remedy hereunder, whether before or after the happening of a default, shall constitute a waiver thereof, and no waiver of any past default shall constitute waiver of any future default or of any other default. No failure to accelerate the debt evidenced hereby by reason of default hereunder, or acceptance of a past due installment, or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter or to impose late charges retroactively or prospectively, or shall be deemed to be a novation of this Note or as a reinstatement of the debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right which NMM may have, whether by the laws of the State governing this Note, by agreement or otherwise; and AMH and each endorser or guarantor hereby expressly waives the benefit of any statute or rule of law or equity which would produce a result contrary to or in conflict with the foregoing.

11.            Waiver by AMH. AMH, and each endorser or guarantor of this Note hereby (i) waives presentment, demand, protest and notice of presentment, notice of protest and notice of dishonor of this debt and each and every other notice of any kind respecting this Note, (ii) agrees that NMM, at any time or times, without notice to such party or such party’s consent, may grant extensions of time, without limit as to the number or the aggregate period of such extensions, for the payment of any principal and/or interest due hereon; and (iii) to the extent not prohibited by law, waives the benefit of any law or rule of law intended for its advantage or protection as an obligor hereunder or in whole or in part, on account of any facts or circumstances other than full and complete payment of all amounts due hereunder.

12.           Usury Laws. It is the intent of the parties to comply with the usury law of the State of California (the "Applicable Usury Law"). Accordingly, to the extent NMM is not exempt from the Applicable Usury Law, it is agreed that notwithstanding any provisions to the contrary in this Note, in no event shall this Note or such documents require the payment or permit the collection of interest in excess of the maximum interest rate permitted by the Applicable Usury Law (the "Maximum Interest Rate"), then in any such event (i) the provisions of this paragraph shall govern and control, (ii) neither AMH nor any entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Interest Rate, (iii) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount hereof or refunded to AMH, at NMM's option, and (iv) the effective rate of interest shall be automatically reduced to the Maximum Interest Rate.

13.           Choice of Law. This Note shall be interpreted and enforced in accordance with the laws of the State of California, and shall be deemed to have been executed and delivered in the State of California.

14.           Time is of the Essence. Time is of the essence in the performance of each and every obligation under this Note to be performed by AMH.

15.           Written Modifications. This Note may amended only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

16.           Successors and Assigns. This Note shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

17.           Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Note.

18.           Validity. If for any reason any clause or provision of this Note, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

19.           No Reciprocation. The parties hereby acknowledge and agree that financial accommodations extended to AMH by NMM hereunder neither require nor are in any way contingent upon the admission, recommendation, referral or any other arrangement for the provision of any item or service offered by NMM or any of its affiliates, to any of AMH’s contractors, partners, employees or agents.

20.           Notices. All notices to be given pursuant to this Note will be sufficient if given by personal service, or by guaranteed overnight delivery service, or by postage prepaid mailing by certified or registered mail with return receipt requested, to the parties as set forth below, or to such other address as a party may request by notice given pursuant to this Section. Any time period provided in the giving of any notice hereunder shall commence upon the date of personal service, the next business day after depositing such notice with a guaranteed overnight delivery service, or three (3) days after mailing such notice by certified or registered mail, return receipt requested. However, any failure to give notice in accordance with the terms of this Section will not invalidate such notice if such notice was in fact in writing and actually received by the party to whom it was directed.

If to AMH:	If to NMM:

Apollo Medical Holdings, Inc.	Network Medical Management, Inc.
700 North Brand Avenue, Suite 1400	1668 S. Garfield Avenue, 2nd Fl.
Glendale, California 91203	Alhambra, CA 91801
Attention: Warren Hosseinion, M.D.	Attention: Kenneth Sim, M.D.

21.         Entire Agreement. This Note constitutes the full and complete agreement and understanding between the parties hereto and shall supersede any and all prior written and oral agreements concerning the subject matter contained herein.

[Signatures continued on next page]

IN WITNESS WHEREOF, AMH has caused this Note to be duly executed as of the date first written above.

AMH:

APOLLO MEDICAL HOLDINGS, INC.

By:	/s/ Warren Hosseinion
Name:	Warren Hosseinion
Title:	Chief Executive Officer

AGREED TO AND ACKNOWLEDGED BY NMM:

NETWORK MEDICAL MANAGEMENT, INC.

By:	/s/ Thomas Lam
Name:	Thomas Lam
Title:	Chief Executive Officer